Contact:	Robert C. Weiner
Vice President, Investor Relations
904-332-3287

PSS WORLD MEDICAL APPOINTS DAVID A. SMITH AS

CHAIRMAN OF ITS BOARD OF DIRECTORS

Jacksonville, Florida (March 22, 2007) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today that its Board of Directors has unanimously appointed David A. Smith, age 46, to Chairman of the Board, effective immediately. Mr. Smith will continue in his current role as President and Chief Executive Officer of the Company.

Mr. Smith, who has been with PSS World Medical since 1987, was appointed President of the Company in October 2000, named Chief Executive Officer in January 2002, and elected to the Board of Directors in July 1993. He has been the architect and leader of a dramatic turnaround and rebuilding of the business since October 2000, returning a seven-fold stock price increase to investors since that time. PSS World Medical was named one of Fortune magazine’s “Most Admired Companies” for 2007.

Mr. Smith replaces Clark A. Johnson, who is retiring. Mr. Johnson, age 75, has served on the Board of Directors since September 1999 and has served as Chairman of the Board since October 2000. He was previously the Chairman of the Board and Chief Executive Officer of Pier 1 Imports, Inc. (NYSE: PIR) from 1988 to 1998.

Mr. Smith commented, “Our entire organization is grateful to Clark for seven years of leadership and commitment to the Company. I will personally miss his mentoring. Mr. Johnson has enabled our leadership team to sustain significant profitable growth. We are committed to continue our progress while expanding our capabilities and performance for our customers and shareholders.”

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, gross and operating margins, and earnings, statements regarding the Company’s current business strategy, the Company’s ability to complete and integrate acquired businesses and generate acceptable rates of return, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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